                       WELSH, CARSON, ANDERSON & STOWE

                              320 PARK AVENUE
                                 SUITE 2500
                        NEW YORK, NEW YORK 10022-6815


                                                                TELEPHONE NO.
                                                                (212) 893-9500
                                                                FACSIMILE NO.
                                                                (212) 893-9575



                                      February 19, 1997

Mr. Michael Parks
3347 South 161st Circle
Omaha, NE 68130

Dear Mike:

      On behalf of the Board of Directors of Alliance Data Systems, Inc. this letter will confirm the terms of your appointment:


Position:           Chairman of the Board and Chief Executive Officer
                    Alliance Data Systems, Inc.

Effective Date:     March 10, 1997

Compensation:       Total cash compensation "on plan" of $875,000 for
                    FY1997.
                    Salary: $475,000; Bonus target $400,000 "at plan";
                    Bonus of $100,000 guaranteed for first two years.

                    1997 Fiscal Year Operating Plan: $94.3 million

                    Percentage of Target Bonus:
                    ---------------------------
                    0% less than $88 mm (excluding $100,000 guarantee) 100% at $94.3 mm
                    200% (capped) at and more than $102 mm

                    Bonus for EBITDAS achievement within the range of $88-102 target would be pro rated, e.g. @ $98 million the bonus would be 150% of target percentage.

Equity: 3,000,000 ten year stock options exercisable @ $1.00 per share: 2,000,000 shares vest annually over four years based upon the achievement of EBITDAS performance (see schedule below). In addition, 1,000,000 shares will vest on second year anniversary as long as employment continues or if terminated for reasons other than cause (e.g. criminal activity, gross negligence).

                    Options granted will be a combination of incentive and non qualified stock options. "Make up" provision for a missed year will be included. Adjustments in the operating income performance targets will be made for acquisitions which require additional capital or non operating charges or benefits.

                                        ACCELERATED
                                        -----------
                            PERFORMANCE VESTING 2,000,000 SHARES
                            ------------------------------------


                         Year         EBITDAS               Vesting
                         ----         -------               -------
                         1996         $82.0 million         starting point
                         1997         $96.3 million              25%
                         1998         $113.2 million             25%
                         1999         $133.0 million             25%
                         2000         $156.3 million             25%


                    In the event Alliance is acquired within the four year accelerated vesting period, performance options will vest automatically if WCAS achieves 40% internal rate of return on its investment. If IRR is below 40%, vesting will be at discretion of the Board of Directors. 1,000,000 two year guaranteed options will vest automatically on acquisition. CEO will agree to assist in acquisition transition.

                    In the event employee is severed and the Company is still privately held, the exercise period for options will extend for one year. If the Company is publicly held and the employee is severed, the exercise period will be ninety days.

Other:              Customary relocation reimbursement package
                    "Bridge" house loan of $800,000 at fixed rate to be repaid when mortgage can be arranged.

                    Initially, salary and benefits continuation will extend for two and one half years. After first employment anniversary salary continuation will extend for 18 months.

      Mike, this letter cannot possibly do an adequate job of conveying how enthusiastic the entire Board of Directors is with respect to your agreeing to lead Alliance Data Systems. We believe the situation is a superb matching of your impressive skills and experience and the many opportunities and challenges facing the Company. We look forward to working with you to build a Company that will create significant shareholder value by becoming a fast-growing industry leader.


                                          Sincerely,

                                          /s/ Robert A. Minicucci
                                          Robert A. Minicucci



Agreed & Accepted                         Confirmed

/s/ Michael Parks                         /s/ Robert A. Minicucci
-----------------------                   ----------------------------
                                          Robert A. Minicucci
                                          on behalf of
                                          The Board of Directors
                                          Alliance Data Systems, Inc.



RAM/bg

cc: Bruce Anderson
    Anthony deNicola
    Kenneth Gilman
    Bruce Soll